Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

QUHUO Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	American Depositary Shares ("ADSs")	(1)	Other	35,000,000	$0.0351	$1,228,500.00	0.0001381	$169.66

Total Offering Amounts:							$1,228,500.00		169.66
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$169.66

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Offering Note(s)

(1)	Represents the registrant’s ADSs, held by the selling shareholders registered for resale.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, using the average of the bid and ask prices for the ADSs as reported on the OTC Market on April 7, 2026, which is a date within five (5) business days prior to the filing date of this registration statement.

Each ADS represents nine hundred (900) Class A ordinary shares. ADSs issuable on deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6, as amended (File No. 333-286167).